Exhibit 99.1

FOR IMMEDIATE RELEASE
Kaiser Aluminum Corporation Reports
Second Quarter and Year-to-Date 2011 Financial Results
•	Value Added Revenue of $160 Million on Improving Demand

•	Adjusted EBITDA of $30 Million; 19% of Value Added Revenue

•	Strong Order Book for Aerospace Applications
FOOTHILL RANCH, Calif., July 27, 2011 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $5 million or $0.24 earnings per diluted share for the second quarter 2011 compared sequentially to $11 million, or $0.59 per diluted share for the first quarter 2011 and $0 million or $0.01 earnings per diluted share for the prior year second quarter. Excluding the impact of non-run-rate items, adjusted net income and earnings per diluted share were $12 million and $0.63 for the second quarter 2011, a sequential improvement from adjusted net income and earnings per diluted share of $8 million and $0.42 in the first quarter of 2011 and slightly lower than $13 million and $0.68 in the prior year quarter.
Value added revenue of $160 million for the second quarter 2011 was comparable to the first quarter 2011 and increased $12 million or 8% from the prior year second quarter reflecting the favorable impact of recent acquisitions and improving demand. Adjusted consolidated EBITDA increased sequentially to $30 million or 19% of value added revenue compared to $23 million or 15% of value added revenue in the first quarter reflecting a sequential improvement in manufacturing efficiencies and improved pass through of metal costs on certain products. Adjusted consolidated EBITDA and margin for the second quarter 2011 was comparable to the second quarter 2010.
Summary
“We are pleased with the improvement and progress we made during the quarter. Solid demand across our end market applications combined with the benefit of our recent acquisitions continued to drive higher sales and higher adjusted EBITDA,” said Jack A. Hockema, President, CEO and Chairman. “In addition, our adjusted EBITDA margin as a percentage of value added revenue improved as we were able to recapture a significant portion of the margin squeeze that arose from sharply rising aluminum and alloying costs on spot sales of our high value added products as we discussed in our prior quarter earnings release.”
“As we look to the future we are very optimistic about our prospects for growth. We have a strong aerospace order book and are well positioned to meet the growing demand with previous investments in plate capacity and with the recently announced expansion of our Kaiser Alexco aerospace extrusion facility. In addition, the ramp-up of our Kalamazoo, Michigan extrusion facility continues to gain momentum, and we expect that EBITDA margins will continue to improve as we realize price increases and improving cost benefits from Kalamazoo,” concluded Mr. Hockema.
Second Quarter 2011 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarter			First Half
	2Q11	1Q11	2Q10	2011	2010

Net Sales	$339	$323	$282	$661	$550

Shipments (mm lbs)	145	144	133	289	261

Value Added Revenue[1]	$160	$157	$148	$316	$285

Realized Price per Pound ($/lb)
Contained Metal	$1.23	$1.15	$1.02	1.20	1.02
Value Added Revenue	$1.10	$1.09	$1.11	1.09	1.09

Total	$2.33	2.24	2.13	2.29	2.11

Adjusted EBITDA[2]	$30	$23	$30	53	50
Depreciation and Amortization	$(6)	$(6)	$(5)	$(13)	$(9)

Operating Income before NRR[3]	$24	$17	$26	$41	$41

Non-Run-Rate Items	$(9)	$4	$(22)	$(5)	$(22)

Reported Operating Income[4]	$15	$21	$4	$36	$19

Net Income	$5	$11	$—	$16	$9

EPS (diluted, GAAP)	$0.24	$0.59	$0.01	$0.83	$0.45
Adjusted EPS[5]	$0.63	$0.42	$0.68	$1.05	$1.13

[1]	Value added revenue = Fabricated Products net sales less hedged cost of alloyed metal

[2]	Operating Income (before non-run-rate items) plus depreciation and amortization

[3]	NRR = Non-run-rate

[4]	Totals may not sum due to rounding

[5]	Estimated EPS excluding total NRR items (net of tax)

*	Please refer to GAAP financial statements
Consolidated operating income was $15 million in the second quarter 2011, down $6 million from the first quarter 2011 and up $11 million compared to the prior year quarter. Excluding the impact of non-run-rate items, adjusted consolidated operating income was $24 million for the second quarter 2011, a sequential improvement from $17 million in the first quarter on favorable manufacturing efficiencies and improved pass through of metal costs on certain products. The second quarter adjusted operating income of $24 million was down slightly compared to $26 million in the second quarter 2010 as the impact of higher value added revenue, including the benefit of acquisitions, was more than offset by higher depreciation, higher energy related and currency costs, and an increase in operating costs to support higher demand levels and market growth.
Six month results reflect year-over-year top-line improvement, with total value added revenue increasing approximately 11% compared to the first half of 2010, reflecting the benefit from stronger demand and the Alexco and Nichols Wire acquisitions, partially offset by the margin squeeze from higher metal and alloying costs. While consolidated operating income of $36 million was approximately $17 million higher than the prior-year six month period, excluding the impact of non-run-rate items, adjusted consolidated operating income of $41 million for the year-to-date 2011 period was comparable to the prior-year period as higher depreciation, energy and currency costs, and an increase in operating costs to support higher demand largely offset the impact of stronger value added revenue during the first half of 2011.
Adjusted consolidated EBITDA for the six months ended June 30, 2011 was $53 million, a 6% increase over the comparable period of 2010, on higher value added revenue as previously noted, partially offset by higher costs. Adjusted consolidated EBITDA as a percentage of value added revenue of 17% for the six months ended June 30, 2011 was comparable to the average EBITDA margin of the prior-year period.
Outlook
“We remain very optimistic about the long-term growth prospects for aerospace and high strength applications driven by increasing build rates, larger airframes, and monolithic design. We have continued to gain visibility and clarification of the airframe manufacturers’ position regarding plate inventory, and we have seen a shift in focus from destocking initiatives to an emphasis on supply chain readiness as production levels for all aircraft platforms ramp up in 2012 and beyond,” said Mr. Hockema. “We are well positioned to meet this growing demand. We have a very strong order book for aerospace applications in the second half of 2011 and expect this strength to continue in 2012.”
“Our general engineering and automotive applications continue to experience slowly improving underlying demand, and growth in new aluminum extrusion automotive programs. We expect that normal seasonal weakness for these applications will negatively impact shipments in the second half of 2011.
“Overall, we expect that value added revenue in the second half of 2011 will be similar to the first half, as the strong order book for aerospace applications is expected to offset the typical seasonal weakness we experience in the second half of the year. We also expect that our adjusted EBITDA margin as a percentage of value added revenue will benefit from improved pricing to recover higher contained metal costs and from improving operating efficiencies at Kalamazoo and other facilities. These benefits will be partially offset by higher major maintenance expenses in the second half of 2011,” concluded Mr. Hockema.
Conference Call
Kaiser Aluminum Corporation will host a conference call on July 28, 2011, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss second quarter 2011 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 820-9418, and accessed internationally at (913) 312-0822. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.
Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P SmallCap 600® index.
Available Information
For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.
Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.
The non-GAAP financial measures used within this earnings release are operating income, EBITDA, net income and earnings per diluted share, excluding non-run-rate items. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.
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This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) material adverse changes in economic or industry conditions generally, including global financial markets; (b) our inability to achieve the level of growth or other benefits anticipated by management, including those anticipated from our acquisitions and other strategic investments and the integration of acquired businesses; (c)

increases in our costs, including the cost of energy, raw materials and freight costs, which we are unable to pass through to our customers; (d) pressure to reduce defense spending and demand for the Company’s products used in defense applications as the U.S. and other governments are faced with competing national priorities; (e) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (f) the Company’s ability to lower energy costs, realize manufacturing efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product expansions as planned and by targeted completion dates; (g) unfavorable changes in laws or regulations that impact our operations and results; (h) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; (i) changes in accounting that affect the Company’s reported earnings, operating income or results; (j) the completion of the review of the financial statements as of and for the quarter and six month period ended June 30, 2011; and (k) other risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2010. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
Investor Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757
Public Relations Contact:
Dave Quast
Financial Dynamics
(646) 421-5341

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME(1)
(Unaudited)
(In millions of dollars except share and per share amounts)
STATEMENTS OF CONSOLIDATED INCOME

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$338.8	$282.4	$661.4	$549.9
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	300.0	255.9	580.9	487.9
Restructuring costs and other benefits	—	0.1	—	(0.5)
Depreciation and amortization	6.4	5.0	12.7	9.0
Selling, administrative, research and development, and general	17.3	15.4	32.2	32.7
Other operating (benefits) charges, net	(0.3)	2.0	(0.3)	2.0

Total costs and expenses	323.4	278.4	625.5	531.1

Operating income	15.4	4.0	35.9	18.8
Other (expense) income:
Interest expense	(4.4)	(3.5)	(8.9)	(3.5)
Other (expense) income, net	(3.4)	0.7	(1.7)	0.9

Income before income taxes	7.6	1.2	25.3	16.2
Income tax provision	(3.1)	(1.1)	(9.5)	(7.3)

Net income	$4.5	$0.1	$15.8	$8.9

Earnings per share, Basic[2]
Net income per share	$0.24	$$0.01	$0.83	$0.45

Earnings per share, Diluted[2]
Net income per share	$0.24	$$0.01	$0.83	$0.45

Weighted-average number of common shares outstanding (000):
Basic	18,984	18,917	18,962	19,710

Diluted	18,984	18,917	18,962	19,710

[1]	Please refer to the Company’s Form 10-Q for the quarter ended June 30, 2011, for additional detail regarding the items in the table.

[2]	All of the Company’s unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are treated as participating securities and affect the computation of net income available to common stockholders and earnings per share pursuant to the two-class method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Shipments (mm lbs):
Fabricated Products	145.2	132.7	289.3	260.6
All Other[2]	—	—	—	0.4

	145.2	132.7	289.3	261.0

Average Realized Third-Party Sales Price (per pound):
Fabricated Products[3]	$2.33	$2.13	$2.29	$2.11
All Other[2]	$—	$—	$—	$0.92

Net Sales:
Fabricated Products	$338.8	$282.4	$661.4	$549.6
All Other [2]	—	—	—	0.3

Total Net Sales	$338.8	$282.4	$661.4	$549.9

Segment Operating Income (Loss):[4]
Fabricated Products[5,6]	$32.9	$32.2	$56.6	$54.3
All Other[7]	(17.5)	(28.2)	(20.7)	(35.5)

Total Operating Income	$15.4	$4.0	$35.9	$18.8

Income tax provision	$(3.1)	$(1.1)	$(9.5)	$(7.3)

Net Income	$4.5	$0.1	$15.8	$8.9

Capital Expenditures	$7.9	$12.8	$14.1	$26.7

[1]	Please refer to the Company’s Form 10-Q for the quarter ended June 30, 2011, for additional detail regarding the items in the table.

[2]	Shipments, averaged realized prices and net sales in All Other in 2010 represent residual activity involving primary aluminum purchased by us from Anglesey while it continued its smelting operations (prior to September 30, 2009) and resold by us in the first quarter of 2010.

[3]	Average realized prices for our Fabricated Products segment are subject to fluctuations due to changes in product mix as well as underlying primary aluminum prices and are not necessarily indicative of changes in underlying profitability.

[4]	We periodically reassess the methodologies used to allocate costs among our business units to assess segment profitability. In the fourth quarter of 2010, we modified the allocation of incentive compensation expense relating to both our long-term incentive plans and certain short-term incentive plans to our business units. These reclassifications have no impact on our segment or consolidated Net sales, or our consolidated operating income. All interim period results of 2010 have been retrospectively adjusted for consistency with such cost allocation. As a result, an additional $0.9 million and $1.8 million of charges relating to our long-term incentive plans and certain short-term employee incentive plans are reflected in the operating results of the Fabricated Products segment in the quarter and six months ended June 30, 2010, respectively; accordingly, such costs have been excluded from the operating results of All Other for the corresponding periods.

[5]	Fabricated Products segment results for the quarter and six months ended June 30, 2011 include non-cash mark-to-market gains on natural gas, electricity and foreign currency hedging activities totaling $0.2 million and $1.4 million, respectively. Fabricated Products segment results for the quarter and six months ended June 30, 2010 include non-cash mark-to-market gains (losses) on natural gas and foreign currency hedging activities of $0.4 million and $(2.8) million, respectively.

[6]	Fabricated Products segment operating results for the quarter and six months ended June 30, 2011 include non-cash last-in, first-out (“LIFO”) inventory charges of $5.0 million and $19.9 million, respectively, and metal gains of approximately $6.0 million and $18.4 million, respectively. Fabricated Products segment operating results for the quarter and six months ended June 30, 2010 include LIFO inventory (benefit) charge of $(1.0) million and $8.2 million, respectively, and metal (losses) gains of approximately $(0.9) million and $7.3 million, respectively.

[7]	The changes in operating income in All Other were driven by the Corporate and Other and the Hedging business unit operating results. Included in the operating results of Corporate and Other were $2.2 million and $4.4 million of net periodic pension benefit income relating to certain voluntary employees’ beneficiary associations for the benefit of certain retirees, their surviving spouses and eligible dependents (the “VEBAs”) for the quarter and six months ended June 30, 2011, respectively, as compared to $0.5 million and $0.9 million of net periodic pension benefit expense for the quarter and six months ended June 30, 2010, respectively. In addition, for the quarter and six months ended June 30, 2011, non-cash mark-to-market losses on primary aluminum hedging activities were $9.7 million and $6.6 million, respectively, as compared to non-cash mark-to-market losses on primary aluminum of $19.4 million and $16.0 million for the quarter and six months ended June 30, 2010, respectively.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)
(Unaudited)
(In millions of dollars, except share and per share amounts)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$59.8	$135.6
Receivables:
Trade, less allowance for doubtful receivables of $0.6 at June 30, 2011 and December 31, 2010	119.1	83.0
Other	3.8	5.2
Inventories	178.2	167.5
Prepaid expenses and other current assets	78.8	80.1

Total current assets	439.7	471.4
Property, plant, and equipment — net	360.4	354.1
Net asset in respect of VEBAs	265.6	195.7
Deferred tax assets — net	197.7	231.1
Intangible assets — net	38.3	4.0
Goodwill	37.2	3.1
Other assets	80.9	83.0

Total	$1,419.8	$1,342.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$73.7	$50.8
Accrued salaries, wages, and related expenses	26.9	31.1
Other accrued liabilities	34.4	42.0
Payable to affiliate	25.1	17.1
Current portion of secured debt and credit facilities	4.8	1.3

Total current liabilities	164.9	142.3
Long-term liabilities	141.8	134.7
Cash convertible senior notes	144.6	141.4
Long-term secured debt and credit facilities	7.6	11.8

Total liabilities	458.9	430.2
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2011 and at December 31, 2010; 19,285,825 shares issued and outstanding at June 30, 2011 and 19,214,451 shares issued and outstanding at December 31, 2010	0.2	0.2
Additional capital	997.9	987.1
Retained earnings	86.6	80.1
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value, 2,202,495 shares at June 30, 2011 and 3,523,980 shares at December 31, 2010	(52.9)	(84.6)
Treasury stock, at cost, 1,724,606 shares at June 30, 2011 and December 31, 2010	(72.3)	(72.3)
Accumulated other comprehensive income	1.4	1.7

Total stockholders’ equity	960.9	912.2

Total	$1,419.8	$1,342.4

[1]	Please refer to the Company’s Form 10-Q for the quarter ended June 30, 2011 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures — Quarter Ended June 30, 2011
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended June 30, 2011 (in millions of dollars except share and per share amounts):

Consolidated
GAAP operating income	$15.4
Mark to market gains	(9.5)
Restructuring costs and other operating benefits, net	0.3
Other NRR items[1,2]	0.7

Operating income, excluding operating NRR items	23.9
Depreciation and Amortization	6.4

Adjusted EBITDA [3]	$30.3

GAAP net income	$4.5
Operating NRR adjustments (net of tax)	5.3

Net income, excluding operating NRR adjustments (net of tax)	9.8
NRR convertible note adjustment (net of tax)[4]	2.2

Net income, excluding Total NRR items (net of tax)	$12.0

Earnings per diluted share (GAAP)	$0.24
Earnings per diluted share, excluding operating NRR items	$0.52
Earnings per diluted share, excluding Total NRR items	$0.63

[1]	Other operating non-run-rate items represent environmental expenses, non-cash LIFO charges and metal gains in the Fabricated Products segment and non-cash net periodic benefit income related to the VEBAs in All Other

[2]	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax

[3]	Operating Income excluding non-run-rate items, depreciation and amortization

[4]	Previously reported adjusted earnings per diluted share did not reflect the unrealized mark-to-market impact of the derivatives relating to the convertible debt and related call options

Reconciliation of Non-GAAP Measures — Quarter Ended June 30, 2010
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended June 30, 2010 (in millions of dollars except share and per share amounts):

Consolidated
GAAP operating income	$4.0
Mark to market gains	(19.0)
Restructuring costs and other operating benefits, net	(2.1)
Other NRR items[1,2]	(0.4)

Operating income, excluding operating NRR items	25.5
Depreciation and Amortization	5.0

Adjusted EBITDA [3]	$30.5

GAAP net income	$0.1
Operating NRR adjustments (net of tax)	13.4

Net income, excluding operating NRR adjustments (net of tax)	13.5
NRR convertible note adjustment (net of tax)[4]	(0.6)

Net income, excluding Total NRR items (net of tax)	$12.9

Earnings per diluted share (GAAP)	$0.01
Earnings per diluted share, excluding operating NRR items	$0.71
Earnings per diluted share, excluding Total NRR items	$0.68

[1]	Other operating non-run-rate items represent environmental expenses, non-cash LIFO benefits and metal losses in the Fabricated Products segment and non-cash net periodic benefit expense related to the VEBAs in All Other

[2]	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax

[3]	Operating Income excluding non-run-rate items, depreciation and amortization

[4]	Previously reported adjusted earnings per diluted share calculations did not reflect the unrealized mark-to-market impact of the derivatives relating to the convertible debt and related call options